EXHIBIT 99.1

Team, Inc. Reports Strong 2nd Quarter Earnings and Raises Full Year Guidance

ALVIN, Texas, Jan. 3, 2012 (GLOBE NEWSWIRE) -- Team, Inc., (NYSE:TISI) today reported second quarter net income available to common shareholders of $10.3 million ($0.50 per diluted share), an increase of $2.3 million, or 28%, compared to the second quarter of last year. Revenues for the second quarter were $158.3 million, an increase of $25.1 million, or 19%, compared to the second quarter of last year.

Adjusted net income[i] was $10.8 million ($0.53 per diluted share) compared to $8.4 million ($0.43 per diluted share) in the prior year quarter. Adjusted net income excludes the effect of a $0.8 million pre-tax legal settlement in the current quarter and $0.6 million of pre-tax expense associated with a business acquisition in the prior year quarter. Adjusted EBITDA[ii], which also excludes non-cash share-based compensation expense, was $23.5 million for the second quarter, an increase of $4.2 million, or 22%, compared to the second quarter of last year.

Revenues for the six months ended November 30, 2011 were $299.4 million, an increase of $61.7 million, or 26%, compared to the same prior year period. Net income available to common shareholders for the current year six-month period was $17.1 million ($0.83 per diluted share), an increase of $5.3 million or 44% compared to the same prior year period. Adjusted net income and adjusted EBITDA for the current year six-month period was $17.6 million ($0.86 per diluted share) and $40.6 million, respectively.

Highlights

  Second quarter revenues of $158.3 million, including $10 million from Quest Integrity Group.
  Quarterly revenue growth of 19%; organic revenue growth of 13%.
  Double digit revenue growth in all major geographic regions – US, Canada, and Europe.
  Adjusted EBIT margin of 11.3% for the quarter.
  Adjusted net income of $10.8 million ($0.53 per diluted share) for the quarter, up 28%.
  Expansion of Team capabilities via two small acquisitions:

1.      A pipeline integrity management firm within the TCM group, and

2.      The west coast operations of a former TMS competitor (completed December 30, 2011).

  NYSE listing effective January 3, 2012 (same "TISI" ticker symbol).

Team Raises Full Year Guidance

Reflecting first half results and a continuing positive outlook for its business, Team is raising its full year adjusted earnings guidance to $1.55 to $1.70 per fully diluted share for the fiscal year ending May 31, 2012 (an increase over prior guidance of $0.10 per diluted share). Earnings guidance is based on the expectation that revenues for the full fiscal year will be $585-610 million.

"We are pleased with our performance this quarter and year to date, particularly the continued broad based growth of our business," said Phil Hawk, Team's Chairman and Chief Executive Officer. "Looking ahead, we expect continued business growth, building upon the positive momentum generated over the past several quarters."

Earnings Conference Call

In connection with this earnings release, Team will hold its quarterly conference call on Wednesday, January 4, 2012 at 8:00 a.m. Central Time (9:00 a.m. Eastern). Individuals wishing to participate in the conference call by phone may call 877-615-4339 and use passcode 8428986 when prompted. The call will be broadcast over the Web and can be accessed on Team's website, www.teamindustrialservices.com.

About Team, Inc.

Headquartered in Alvin, Texas, Team, Inc. is a leading provider of specialty services required in managing, maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services in over 100 locations throughout the world. Team's common stock is traded on the New York Stock Exchange under the ticker symbol "TISI".

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Such known factors are detailed in the Company's Annual Report on Form 10-K for the year ended May 31, 2011 and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the company, whether as a result of new information, future events or otherwise.

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	November 30,		November 30,
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$ 158,273	$ 133,131	$ 299,366	$ 237,642
Operating expenses	107,827	89,387	204,473	162,352
Gross margin	50,446	43,744	94,893	75,290

Selling, general and administrative expenses	33,772	30,240	66,906	55,353
Earnings from unconsolidated affiliates	406	327	848	635
Operating income	17,080	13,831	28,835	20,572

Foreign currency loss (gain)	(107)	30	164	(11)
Interest expense, net	567	407	1,150	846
Earnings before income taxes	16,620	13,394	27,521	19,737

Provision for income taxes	6,232	5,358	10,320	7,895
Net income	10,388	8,036	17,201	11,842

Less: Income (loss) attributable to non-controlling interest	46	(25)	65	(25)
Net income available to common shareholders	$ 10,342	$ 8,061	$ 17,136	$ 11,867

Earnings per common share:
Basic	$ 0.53	$ 0.42	$ 0.88	$ 0.62
Diluted	$ 0.50	$ 0.41	$ 0.83	$ 0.60

Weighted average number of shares outstanding:
Basic	19,591	19,035	19,549	19,003
Diluted	20,548	19,799	20,524	19,605

Divisional revenues:
TCM	$ 90,976	$ 73,164	$ 168,009	$ 132,531
TMS	67,297	59,967	131,357	105,111
	$ 158,273	$ 133,131	$ 299,366	$ 237,642

Adjusted Net income (i):
Net income available to common shareholders	$ 10,342	$ 8,061	$ 17,136	$ 11,867
Legal settlement	800	--	800	--
Acquisition costs	--	632	--	632
Tax impact of adjustments	(300)	(253)	(300)	(253)
Adjusted Net income	$ 10,842	$ 8,440	$ 17,636	$ 12,246

Adjusted Net income per common share:
Basic	$ 0.55	$ 0.44	$ 0.90	$ 0.64
Diluted	$ 0.53	$ 0.43	$ 0.86	$ 0.62

Adjusted EBITDA (ii):
Operating income ("EBIT")	$ 17,080	$ 13,831	$ 28,835	$ 20,572
Legal settlement	800	--	800	--
Acquisition costs	--	632	--	632
Adjusted EBIT	17,880	14,463	29,635	21,204
Depreciation and amortization	4,196	3,323	8,335	6,445
Non-cash share-based compensation costs	1,455	1,544	2,620	2,690
Adjusted EBITDA	$ 23,531	$ 19,330	$ 40,590	$ 30,339

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
NOVEMBER 30, 2011 AND MAY 31, 2011
(in thousands)

	November 30,	May 31,
	2011	2011
	(unaudited)

Cash and cash equivalents	$ 18,748	$ 14,078

Other current assets	177,708	176,196

Property, plant and equipment, net	61,088	58,567

Other non-current assets	106,382	106,645

Total assets	$ 363,926	$ 355,486

Current liabilities	$ 53,539	$ 59,741

Long term debt net of current maturities	73,566	75,868

Other non-current liabilities	11,386	10,431

Stockholders' equity	225,435	209,446

Total liabilities and stockholders' equity	$ 363,926	$ 355,486

[i] Adjusted net income is a non-GAAP measure that management uses to measure and evaluate the company's financial performance.  Adjusted Net income in the current quarter excludes a $0.8 million pre-tax legal settlement related to the resolution of a long outstanding personal injury matter, and in the prior year quarter excludes $0.6 million of pre-tax expense related to the Quest Integrity Group acquisition (see accompanying tables).

[ii] Adjusted EBITDA is a non-GAAP measure that management uses to measure and evaluate the company's financial performance.  Adjusted EBITDA excludes non-cash share-based compensation expense and charges to SG&A in the current quarter for a $0.8 million pre-tax legal settlement and in the prior year quarter for $0.6 million of pre-tax expense related to the Quest Integrity Group acquisition (see accompanying tables).

CONTACT: Ted W. Owen
         (281) 331-6154